Exhibit 5

                           [Osborn Maledon letterhead]

                             _________________, 199_


Sandbox Entertainment Corporation
2231 East Camelback Road
Suite 324
Phoenix, AZ  85016

Gentlemen:

         We refer to the Registration Statement of Sandbox Entertainment Corporation (the "Registrant") on Form SB-2 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, ______ shares of Series B Preferred Stock, $.001 par value (the Series B Preferred Stock") and ________ shares of the Registrant's Common Stock, $.001 par value, into which the Series B Preferred Stock is convertible (the "Conversion Shares").

         We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

         Based upon the foregoing, it is our opinion that the ________ shares of Series B Preferred Stock and the ________ Conversion Shares to be issued pursuant to the Registration Statement have been duly authorized and, when issued by the Company and paid for in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to this Firm under the heading "Certain Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                        Very truly yours,